Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS FIRST QUARTER RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010

Cranbury NJ – April 30, 2010....... 1ST Constitution Bancorp (Nasdaq: FCCY), parent company of 1ST Constitution Bank, reported net income of $699,257 for the first quarter ended March 31, 2010, a 46.7% increase from the $476,690 earned during the first quarter of 2009.  Diluted earnings available to common shareholders were $0.12 per common share for the three months ended March 31, 2010 compared with $0.07 per common share for the three months ended March 31, 2009.  The 2009 per common share amount has been restated to give effect to a 5% stock dividend paid on common shares on February 3, 2010.

Net income available to common shareholders was $522,274 for the first quarter of 2010 and $288,040 for the first quarter of 2009.  Tangible book value per common share was $10.28 at March 31, 2010 and $10.03 at December 31, 2009.  Net income available to common shareholders for 2010 and 2009 reflect the full impact of dividends and discount accretion on preferred stock issued to the United States Treasury on December 23, 2008.

Net interest income for the three months ended March 31, 2010 totaled $4,439,157, an increase of 5.7% from $4,199,989 earned for the first quarter of 2009.  Further supporting earnings was the continued generation of non-interest income which increased by 12.0% to $948,846 for the quarter ended March 31, 2010, from $847,052 for the first quarter of 2009, largely due to a 17.8% increase in gains on sales of loans, primarily relating to the Company’s residential mortgage origination unit.

Non-interest expenses remained relatively flat at $4,133,947 for the first quarter of 2010 versus $4,020,613 for the first quarter of 2009. Increases in FDIC insurance premiums and moderately higher employee expenses, including increased costs for health benefits in the first quarter 2010 when compared with the first quarter of 2009, were substantially offset by a reductions in other non-interest expenses as a result of managements’ focus on control of expenses.

For first quarter of 2010, the provision for loan losses was $300,000 and net charge-offs were $14,090, compared to a provision for loan losses of $463,000 and net charge-offs of $17,500 for the first quarter of 2009.

At March 31, 2010, the allowance for loan losses was $4,791,297, or 1.33% of total loans, compared to $4,505,387, or 1.19% of total loans at December 31, 2009.  Total non-performing assets were $9,873,000 at March 31, 2010 compared with $5,670,000 at December 31, 2009.  The current period increase was the result of two commercial real estate loans migrating to non-accrual status at March 31, 2010.  One of the commercial real estate loans was taken into other real estate owned subsequent to the quarter ended March 31, 2010, and has since been placed under a contract of sale in the amount of $1,050,000, which if consummated, will result in a full recovery of the loan by the Company.  Total non-performing assets, which includes nonaccrual loans and OREO, was, as a percentage of total assets, 1.54% at March 31, 2010 and 0.84% at March 31, 2009.

Regulatory Capital Ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier I capital, and leverage capital were 18.67%, 17.57%, and 11.67%, respectively at March 31, 2010.  The regulatory requirements to be considered “well-capitalized” for total risk-based capital, Tier 1 capital, and leverage capital are 10%, 6%, and 5%, respectively

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, had total assets as of March 31, 2010 of $639,926,232 and operates eleven branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in 1ST Constitution Bancorp in a way that adversely affects 1ST Constitution Bancorp, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

1st Constitution Bancorp
Selected Consolidated Financial Data (Unaudited)

($ in thousands, except per share amounts)	For the Three Months
	Ended March 31,
	2010	2009
Income Statement Data :
Interest income	$6,850	$7,414
Interest expense	2,411	3,214
Net interest income	4,439	4,200
Provision for loan losses	300	463
Net interest income after prov.for loan losses	4,139	3,737
Non-interest income	949	847
Non-interest expense	4,134	4,020
Income before income taxes	954	564
Income tax expense	255	87
Net income	699	477
Preferred stock dividends and accretion	177	189
Net income available to common shareholders	$522	$288

Per Common Share Data (a) :
Earnings per common share - Basic	$0.12	$0.07
Earnings per common share - Diluted	$0.12	$0.07
Tangible book value per common share	$10.28	$9.95
Average common shares outstanding
Basic	4,525,085	4,429,633
Diluted	4,530,795	4,447,737

(a) Includes the effect of the 5% stock dividend paid
February 3, 2010 .

Performance Ratios :
Return on average assets	0.43%	0.34%
Return on average equity	4.86%	3.49%
Net interest margin (tax-equivalent basis)	2.93%	3.30%
Efficiency ratio	76.7%	79.7%

	March 31,	December 31,
	2010	2009
Balance Sheet Data :
Total Assets	$639,926	$677,996
Investment Securities	217,520	227,728
Loans, including loans held for sale	377,774	401,461
Allowance for loan losses	(4,791)	(4,505)
Goodwill and other intangible assets	637	646
Deposits	533,701	572,155
Shareholders' Equity	58,676	57,401

Asset Quality Data :
Loans past due over 90 days and still accruing	$5	$146
Nonaccrual loans	8,527	4,161
OREO property	1,341	1,363
Total non-performing assets :	9,873	5,670
Net charge-offs for the quarter and year, respectively	14	1,732
Allowance for loan losses to total loans	1.33%	1.19%
Nonperforming loans to total loans	2.36%	1.13%
Nonperforming assets to total assets	1.54%	0.84%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets	11.67%	10.99%
Tier 1 capital to risk weighted assets	17.57%	16.25%
Total capital to risk weighted assets	18.67%	17.23%
1st Constitution Bank
Tier 1 capital to average assets	11.36%	10.78%
Tier 1 capital to risk weighted assets	17.07%	15.91%
Total capital to risk weighted assets	18.17%	16.90%